Exhibit 4.1

LYONDELLBASELL INDUSTRIES N.V.

and

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of December 10, 2015

to

Indenture

Dated as of April 9, 2012

5.000% Senior Notes due 2019

and

5.750% Senior Notes due 2024

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of December 10, 2015, is by and between LyondellBasell Industries N.V., a public company with limited liability (naamloze vennootschap) in the Kingdom of The Netherlands (the “Company”), and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”).

WHEREAS, the Company, the Guarantors named therein and the Trustee have heretofore executed and delivered that certain Indenture, dated as of April 9, 2012 (the “Indenture”);

WHEREAS, on April 9, 2012, the Company issued $2,000,000,000 in aggregate principal amount of its 5.000% Senior Notes due 2019 (the “2019 Notes”) and $1,000,000,000 in aggregate principal amount of its 5.750% Senior Notes due 2024 (the “2024 Notes” and, together with the 2019 Notes, the “Notes”);

WHEREAS, $2,000,000,000 in aggregate principal amount of the 2019 Notes is currently outstanding, and $1,000,000,000 in aggregate principal amount of the 2024 Notes is currently outstanding;

WHEREAS, all of the Guarantors have been heretofore automatically and unconditionally released from all Obligations under Article 10 of the Indenture in accordance with the provisions of Section 10.02(b)(v) of the Indenture;

WHEREAS, Section 9.02 of the Indenture provides that, with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding of each affected series, voting as a single class, the Company and the Trustee may enter into an indenture supplemental to the Indenture for the purpose of amending or supplementing the Indenture (subject to certain exceptions set forth therein);

WHEREAS, the execution and delivery of this Supplemental Indenture have been authorized by the Company;

WHEREAS, the Company desires and has requested the Trustee to join with the Company in entering into this Supplemental Indenture for the purpose of amending the Indenture in certain respects as permitted by Section 9.02 of the Indenture;

WHEREAS, the Company has been soliciting consents to the amendments effected by this Supplemental Indenture upon the terms and subject to the conditions set forth in its Consent Solicitation Statement dated December 1, 2015 and the related Letter of Consent (which together, including any amendments, modifications or supplements thereto, constitute the “Consent Solicitation”);

WHEREAS, (1) the Company has received the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes, all as certified by an Officer’s Certificate delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture, (2) the Company has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Section

9.06 of the Indenture and (3) the Company has satisfied all other conditions required under Article 9 of the Indenture to enable the Company and the Trustee to enter into this Supplemental Indenture.

NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE I

AMENDMENTS TO THE INDENTURE AND THE NOTES

Section 1.1 Certain Amendments to the Indenture.

(a) Section 4.04 of the Indenture is hereby deleted in its entirety.

(b) Section 4.08 of the Indenture is hereby deleted in its entirety.

(c) Clause (i) of Section 4.11(b) of the Indenture is hereby amended to add the following words to the beginning of such clause: “(a) any Notes presented for payment in the United Kingdom or (b)”.

(d) Article 10 of the Indenture is hereby deleted in its entirety.

Section 1.2 Conforming Amendments to the Indenture and the Notes.

(a) Section 4.03(c) of the Indenture is hereby amended to delete the words “(x) all Non-Guarantor Subsidiary Debt (other than Non-Guarantor Subsidiary Debt described in clauses (i) through (vii) of Section 4.04(b)) and (y).”

(b) Section 4.05(a)(iii) of the Indenture is hereby amended to delete the reference to “(x)” and to further delete the words “and (y) Non-Guarantor Subsidiary Debt (with the exception of Non-Guarantor Subsidiary Debt which is described in clauses (i) through (vii) of Section 4.04(b)).”

(c) The second sentence of Section 9.01(b) is hereby deleted.

(d) Exhibit D to the Indenture is hereby deleted in its entirety.

(e) The Indenture and the Notes are hereby further amended to delete all provisions inconsistent with the amendments to the Indenture referred to in Section 1.1 and in Section 1.2(a)-(d) of this Supplemental Indenture. Without limiting the generality of the foregoing, all cross-references in the Indenture or the Notes to any of the provisions of the Indenture that are deleted in this Supplemental Indenture are also hereby deleted, together with all terms defined in such provisions and any cross-references in the Indenture or the Notes to any such defined terms.

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.1 Defined Terms. For all purposes of this Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, capitalized terms used in this Supplemental Indenture and not defined herein have the meanings specified in the Indenture.

Section 2.2 Indenture. Except as amended hereby, the Indenture is in all respects ratified and confirmed and all the terms thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby, and all terms and conditions of both shall be read together as though they constitute a single instrument, except that in the case of conflict the provisions of this Supplemental Indenture shall control.

Section 2.3 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 2.4 Successors. All agreements of the Company in this Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 2.5 Duplicate Originals. Each of the parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. It is the express intent of the parties to be bound by the exchange of signatures on this Supplemental Indenture via telecopy or other form of electronic transmission.

Section 2.6 Severability. In case any one or more of the provisions in this Supplemental Indenture or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the fullest extent permitted by law.

Section 2.7 Disclaimer. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, and the Trustee makes any representation with respect to any such matters. Additionally, the Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

Section 2.8 Effectiveness. The provisions of this Supplemental Indenture shall be effective upon execution of this instrument by each of the parties hereto. Notwithstanding the foregoing sentence, the provisions of this Supplemental Indenture shall become operative only upon the payment by the Company, pursuant to the Consent Solicitation, of the Consent Fee (as defined therein) to all holders of the Notes entitled thereto, with the result that the amendments to the Indenture effected by this Supplemental Indenture shall be deemed to be revoked retroactive to the date hereof if such payment shall not occur. The Company shall notify the Trustee in writing promptly after the occurrence of such payment or promptly after the Company shall determine that such payment will not occur.

Section 2.9 Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year written above.

COMPANY:

LYONDELLBASELL INDUSTRIES N.V.

By:	/s/ Jeffrey Kaplan
Name:	Jeffrey Kaplan
Title:	Member of the Management Board

TRUSTEE:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Stefan Victory
Name:	Stefan Victory
Title:	Vice President

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